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                                                                    Exhibit 99.1


             HARMONIC ANNOUNCES PRELIMINARY FOURTH QUARTER NET SALES

                         RESULTS EXCEED REVENUE GUIDANCE

SUNNYVALE, CALIF.--JANUARY 13, 2005--Harmonic Inc. (Nasdaq: HLIT) today announced its preliminary net sales for the quarter ended December 31, 2004. These results are subject to change as a result of final management review and closing adjustments for the quarter and fiscal year end.

For the fourth quarter of 2004, the Company expects to report net sales between approximately $83 million and $86 million, exceeding previously stated revenue guidance of $72 million to $78 million. The Company's higher than anticipated net sales in the fourth quarter of 2004 primarily reflected stronger than expected bookings in the fourth quarter.

A more detailed review of fourth quarter results as well as the outlook for the first quarter of 2005 will be provided when complete fourth quarter and fiscal year end results are announced on a conference call at 2:00 p.m. (Pacific) on January 20, 2005. A listen-only broadcast of the conference call can be accessed on the Company's website at www.harmonicinc.com or by calling +1-617-786-2961 (participant code 80352909). The replay will be available after 5:00 p.m. on January 20 at the same website address or by calling +1-617-801-6888 (participant code 80352909).

ABOUT HARMONIC INC.

Harmonic Inc. is a leading provider of digital video, broadband optical networking and IP delivery systems to cable, satellite, telecom and broadcast network operators. Harmonic's open standards-based solutions for the headend through the last mile enable customers to develop new revenue sources and a competitive advantage by offering powerful interactive video, voice and data services such as video-on-demand, high definition digital television, telephony and Internet access.

Harmonic (Nasdaq: HLIT) is headquartered in Sunnyvale, California with R&D, sales and system integration centers worldwide. The Company's customers, including many of the world's largest communications providers, deliver services in virtually every country. Visit www.harmonicinc.com for more information.


This press release contains forward-looking statements within the meaning of
Section 27(a) of the Securities Act of 1933 and Section 21(e) of the Securities Exchange Act of 1934, including statements related to our expected net sales for the fourth quarter of 2004. Actual results are subject to risks and uncertainties and could differ materially from those projected. These risks and uncertainties include final determination of net sales and adjustments that may be made in connection with management review of the financial results for the fourth quarter and fiscal year end. Harmonic does not undertake to update any forward-looking statements.